Filed pursuant to rule 424(b)(3)

Registration Statement No. 333-270808

Prospectus Supplement

(To the Prospectus dated March 27, 2023)

UP TO 6,875,000 AMERICAN DEPOSITARY SHARES

REPRESENTING 6,875,000 ORDINARY SHARES

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus dated March 27, 2023 (the “Original Prospectus”), relating to the offering of an aggregate of 215,000 American Depositary Shares (the “ADSs”), or ADSs representing ordinary shares, pre-funded warrants to purchase up to 3,222,500 ADS (the “Pre-Funded Warrants”), and series C purchase warrants to purchase up to 3,437,500 ADSs (the “Existing Warrants”). The exercise price of the Existing Warrants is £0.35 per ADS. The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “TCBP.” On August 31, 2023, the last reported sale price of our ADSs on the Nasdaq Capital Market was $0.56 per share.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This prospectus supplement is being filed to disclose the following:

As previously reported on a Form 6-K filed with the Securities and Exchange Commission, on July 10, 2023, we entered into an amendment with certain holders of Existing Warrants pursuant to which, among other things, we agreed to amend the exercise price of the Existing Warrants to £0.35 per ADS.

Prospectus supplement dated September 1, 2023

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